Exhibit 99.1

Dr. Sharmila Makhija Joins GigCapital5 Board of Directors

PALO ALTO, Calif., – January 5, 2022 – GigCapital5, Inc. (NYSE: GIA, GIA.U, GIA.WS) (the “Company” or “GigCapital5”) today announced that Dr. Sharmila Makhija, MD, MBA, an international expert on gynecologic cancer, has joined the Company’s Board of Directors.

In addition, Dr. Makhija will serve as Healthcare Advisor to GigCapital5’s affiliate and serial SPAC issuer GigCapital Global (“GigCapital”). In her role as Healthcare Advisor to GigCapital, Dr. Makhija provides her medical and business expertise across its Private-to-Public Equity (PPE)™ initiatives, which includes six public SPACs, four of which have closed transactions – Kaleyra (NYSE: KLR), UpHealth (NYSE: UPH), Lightning eMotors (NYSE: ZEV), and BigBear.ai (NYSE: BBAI).

“We are thrilled to welcome such a high caliber professional to the GigCapital family,” said Dr. Avi Katz, Founding Managing Partner of GigCapital. “Sharmila will not only serve as a Board of Director member to GigCapital5 as we seek to identify and complete a business combination, but also as a trusted advisor across the GigCapital platform as we identify and vet companies, especially those in the advanced medical equipment and healthcare technology industries.”

Dr. Makhija currently serves as Department Chair of Obstetrics & Gynecology and Women’s Health, professor of gynecologic oncology, and the The Chella and Moise Safra Endowed Chair at the Albert Einstein College of Medicine and Montefiore Health System.

Dr. Makhija earned her B.A. in chemistry from Cornell University, medical degree from the University of Alabama at Birmingham and completed her obstetrics and gynecology residency at the University of Louisville Hospital and a fellowship in gynecologic oncology at Memorial Sloan-Kettering Cancer Center in New York. She received her executive MBA from Emory’s Goizueta Business School. She has held faculty positions at the University of Pittsburgh and named a Women’s Reproductive Health Research Scholar (NIH K12, WRHR) and the University of Alabama at Birmingham, where she continued as a WRHR scholar, tenured associate professor and received the medical education award and the Argus Teaching Award from the medical school. At Emory University, she was division chief of gynecologic oncology, a Georgia Cancer Coalition Distinguished Cancer Scholar, and the Leach Endowed Chair in obstetrics and gynecology. She served as Department Chair of Obstetrics, Gynecology and Women’s Health, tenured professor of gynecologic oncology, and the Donald E. Baxter Endowed Chair in obstetrics and gynecology at the University of Louisville School of Medicine. While at the University of Louisville, she was the Chief Medical and Operations Officer for the Center for Women’s and Infants as well as an instructor for the course “Economics of Health Sector Management” at the UofL College of Business, executive MBA program. She presently serves on the Board of Every Mother Counts, nonprofit founded by Christy Turlington Burns focused on improving maternal health care worldwide; the Clinical Leadership Committee of the American Hospital Association; and as Deputy Editor of JAAPI, a peer-reviewed medical and healthcare journal of the American Association of Physicians of Indian Origin (AAPI). Dr. Makhija has received numerous awards for her dedication to women’s health including the Spirit of Achievement Award at the Albert Einstein College of Medicine and Humanitarian Hero, Good Housekeeping.

About GigCapital5

GigCapital5 is a Private-to-Public Equity (PPE)™ company, also known as a blank check company or special purpose acquisition company (SPAC), focusing on companies in the technology, media, and telecommunications, aerospace and defense, advanced medical equipment, intelligent automation and sustainable industries. It was sponsored by GigAcquisitions5, LLC, which was founded by GigFounders, LLC, each a member entity of GigCapital Global, and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

The Company intends to focus on opportunities to capitalize on the ability of its management team, particularly its executive officers, to identify, acquire and operate a business with a goal of reaching an enterprise value of over $600 million.

About GigCapital Global

GigCapital is the first Private-to-Public Equity (PPE) business and technology executive group dedicated to taking high-quality, private, technology, media, and telecommunications (“TMT”) companies to the public market. Our “IPO-in-a-box” methodology provides an alternative to the lengthy traditional IPO process, and our Mentor Investor (MI™) mission fosters public market readiness and growth to the unicorn stage. For more information, visit www.gigcapitalglobal.com.

GigCapital5, Inc. is one of GigCapital’s PPE companies.

“Private-to-Public Equity (PPE)” and “Mentor-Investor™” are trademarks of GigFounders, LLC, a member entity of GigCapital Global and the founder of GigAcquisitions5, LLC, used pursuant to agreement.

MEDIA CONTACT

Brian Ruby, ICR, brian.ruby@icrinc.com